                                                                EXHIBIT 12

     STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                            NINE MONTHS
                                                               ENDED
                                  YEAR ENDED               SEPTEMBER 30            PRO FORMA(A)
                         -------------------------------  ----------------  --------------------------
                                                                             NINE MONTHS
                                                                                ENDED      YEAR ENDED
                                                                            SEPTEMBER 30, DECEMBER 31,
                          1992    1993    1994    1995     1995     1996        1996          1995
                         ------  ------  ------  -------  -------  -------  ------------- ------------
Earnings
 Pretax Income.......... $2,090  $2,293  $4,291  $11,554  $ 7,272  $10,600     $10,600      $11,554
                         ------  ------  ------  -------  -------  -------     -------      -------
 Plus:
  Interest Charges......    514   1,706   4,609    6,632    4,814    8,850       7,335        4,612
  Less: Amounts
   Capitalized..........    346     514   2,021    2,570    1,937    2,960       2,460        1,782
                         ------  ------  ------  -------  -------  -------     -------      -------
    Net Interest
     Expense............    168   1,192   2,588    4,062    2,877    5,890       4,875        2,830
                         ------  ------  ------  -------  -------  -------     -------      -------
  Amortization of Debt
   Expense..............     49     323     194      372      318      415         415          372
  Amortization of
   Previously
   Capitalized Interest.     51     203     802    1,259    1,010      679         479          929
 Less: JV Profit/(Loss).      0       0    (271)  (1,649)  (1,293)     (95)        (95)      (1,649)
                         ------  ------  ------  -------  -------  -------     -------      -------
TOTAL EARNINGS.......... $2,358  $4,011  $8,146  $18,896  $12,770  $17,679     $16,464      $17,334
                         ======  ======  ======  =======  =======  =======     =======      =======
Fixed Charges
 Interest Charges....... $  514  $1,706  $4,609  $ 6,632  $ 4,814  $ 8,850     $ 7,335      $ 4,612
 Amortization of Debt
  Expense...............     49     323     194      372      318      415         415          372
                         ------  ------  ------  -------  -------  -------     -------      -------
TOTAL FIXED CHARGES..... $  563  $2,029  $4,803  $ 7,004  $ 5,132  $ 9,265     $ 7,750      $ 4,984
                         ======  ======  ======  =======  =======  =======     =======      =======
RATIO...................   4.19x   1.98x   1.70x    2.70x    2.49x    1.91x       2.12x        3.48x

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(a) Adjusted to give effect to the net decrease in interest expense resulting from the portion of the Convertible Offering used to retire existing indebtedness of the Company, as if such transactions had occurred at the beginning of the period presented. See "Use of Proceeds."